Exhibit 99.1

September 1, 2017	PRESS RELEASE

BankGuam Holding Company

Declares 3rd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, August 28, 2017. The dividends will be paid on September 29, 2017, to shareholders of record as of September 15, 2017.

BankGuamHolding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “I am happy to report that we remain profitable for this quarter, allowing us to provide a return on our shareholder’s investment and that the book value for our shares has increased.”

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273